UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C. 20549



                            FORM 8-K



                         CURRENT REPORT



             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                        February 21, 1997
        Date of Report (Date of earliest event reported)


             MID-AMERICA APARTMENT COMMUNITIES, INC.
       (Exact Name of Registrant as Specified in Charter)



        TENNESSEE                  1-12762                  62-1543819
(State of Incorporation)   (Commission File Number)    (I.R.S. Employer
                                                        Identification Number)




                  6584 POPLAR AVENUE, SUITE 340
                    MEMPHIS, TENNESSEE 38138
            (Address of principal executive offices)



                         (901) 682-6600
       Registrant's telephone number, including area code





     (Former name or address, if changed since last report)

Item 5. Other Event.

The  Company has released the following two press releases:

Memphis, TN January 16, 1997. Mid-America Apartment Communities, Inc., (NYSE:MAA) Eric Bolton, President-COO announced today the acquisition of the 348-unit Howell Commons apartment community in Greenville, South Carolina for $13 million. The Company funded the purchase through its unsecured line of credit.

The property is located in the northeast section of the town and brings the total number of apartments owned by the Company in the Greenville metro area to 1,100 units. The property was built in two phases in 1986 and 1988; it is presently 87% occupied with an average rent of $523.

Simon R.C. Wadsworth, Exec. VP-CFO announced that the Company has increased its unsecured line of credit to $90 million from $65 million under the same general terms as previously existed. AmSouth Bank continues to be the lead lender of a group of banks which includes First Tennessee, Hibernia and Signet.

Mid-America Apartment Communities is a self-advised, self-managed
REIT which owns 19,862 units (including 234 under construction) at 74 properties primarily in the southeast.


For  further information, contact Simon R.C. Wadsworth at (901)
682-6600.


-------------------

MEMPHIS, TN: February 21, 1997. Mid-America Apartment Communities, Inc. (MAA:NYSE) today announced the appointment of H. Eric Bolton, Jr. to a newly created seat on the company's board of directors. Bolton, Chief Operating Officer of the company, was promoted to President of the Memphis-based real estate investment trust in December 1996.

The company also announced the promotion of Carole F. Owen to Vice-President of Management Information Systems.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 MID-AMERICA APARTMENT COMMUNITIES, INC.



Date:   February 21, 1997        /s/ Simon R.C. Wadsworth
      ----------------------     ------------------------------------
                                 Simon R.C. Wadsworth
                                 Executive Vice President
                                 (Principal Financial and Accounting Officer)